Exhibit 10.3

THE INDEBTEDNESS AND OTHER OBLIGATIONS OF THE BORROWER UNDER OR EVIDENCED HEREBY WITH RESPECT TO THE ROLL UP LOANS AND THE LIENS AND SECURITY INTERESTS SECURING THE ROLL UP LOANS ARE SUBORDINATED PURSUANT TO THE TERMS AND CONDITIONS OF THE NOVELION SUBORDINATION AGREEMENT

BRIDGE CREDIT AGREEMENT

Dated as of November 8, 2018

Among

AEGERION PHARMACEUTICALS, INC.,
as Borrower,

THE LENDERS PARTY HERETO

and

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

US-DOCS\103584382.16

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Defined Terms    1
Section 1.02Other Interpretive Provisions    23
Section 1.03Accounting Terms    23
Section 1.04References to Agreements, Laws, Etc.    24
Section 1.05Times of Day    24
Section 1.06Timing of Payment or Performance    24
ARTICLE II

THE COMMITMENTS AND THE LOANS
Section 2.01The Commitments and the Loans    24
Section 2.02Prepayments    25
Section 2.03Repayment of Loans    27
Section 2.04Interest    27
Section 2.05Fees    27
Section 2.06Computation of Interest and Fees    28
Section 2.07Evidence of Indebtedness    28
Section 2.08Payments Generally    29
Section 2.09Sharing of Payments    30
Section 2.10Extension Option    30
ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01Taxes    31
Section 3.02Increased Cost and Reduced Return; Capital and Liquidity Requirements.    35
Section 3.03Matters Applicable to All Requests for Compensation    36
Section 3.04Mitigation Obligations; Replacement of Lenders under Certain Circumstances    37
Section 3.05Survival    38
ARTICLE IV

CONDITIONS PRECEDENT TO LOANS
Section 4.01Conditions to Loans    38

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES
Section 5.01Existence, Qualification and Power; Compliance with Laws    40
Section 5.02Authorization; No Contravention    40
Section 5.03Governmental Authorization; Other Consents    40
Section 5.04Binding Effect    41
Section 5.05No Material Adverse Effect.    41
Section 5.06Litigation    41
Section 5.07Ownership of Property; Liens    41
Section 5.08Enforceable Obligations    42
Section 5.09Environmental Compliance    42
Section 5.10Taxes    43
Section 5.11Compliance with ERISA    43
Section 5.12Labor Matters    44
Section 5.13Insurance    44
Section 5.14Subsidiaries; Equity Interests    44
Section 5.15Margin Regulations; Investment Company Act; PATRIOT Act; OFAC and Other Regulations    44
Section 5.16Disclosure    45
Section 5.17Intellectual Property    46
Section 5.18Initial Budget    46
Section 5.19EEA Financial Institution    46
ARTICLE VI

AFFIRMATIVE COVENANTS
Section 6.01Financial Statements    47
Section 6.02Certificates; Reports; Other Information    48
Section 6.03Notice Requirements; Other Information    49
Section 6.04Environmental Matters    50
Section 6.05Maintenance of Existence    52
Section 6.06Maintenance of Properties    52
Section 6.07Maintenance of Insurance    52
Section 6.08Compliance with Laws    53
Section 6.09Books and Records    53
Section 6.10Inspection Rights; Lender Calls    53
Section 6.11Additional Guarantors    53
Section 6.12Use of Proceeds    54
Section 6.13Anti-Corruption Laws    54
Section 6.14Taxes    54
Section 6.15End of Fiscal Years; Fiscal Quarters    54
Section 6.16ERISA    54
Section 6.17Further Assurances    55
Section 6.18Business    55

ARTICLE VII

NEGATIVE COVENANTS
Section 7.01Liens    56
Section 7.02Investments    58
Section 7.03Indebtedness    59
Section 7.04Fundamental Changes    60
Section 7.05Dispositions    60
Section 7.06Restricted Payments    62
Section 7.07Change in Nature of Business    62
Section 7.08Transactions with Affiliates    62
Section 7.09Prepayments and Modifications of Certain Agreements    63
Section 7.10Negative Pledge    64
Section 7.11Amendments to Organization Documents    64
Section 7.12Use of Proceeds    64
Section 7.13Accounting Changes    64
Section 7.14OFAC    64
Section 7.15Ownership of Subsidiaries    64
Section 7.16Compliance with Budget.    65
Section 7.17Compliance With Certain Laws    65
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
Section 8.01Events of Default    66
Section 8.02Remedies Upon Event of Default    69
Section 8.03Application of Funds    70
ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01Appointment and Authorization    71
Section 9.02Delegation of Duties    72
Section 9.03Liability of the Administrative Agent    73
Section 9.04Reliance by the Administrative Agent    73
Section 9.05Notice of Default    74
Section 9.06Credit Decision; Disclosure of Information by the Administrative Agent    74
Section 9.07Indemnification of the Administrative Agent    75
Section 9.08The Administrative Agent in its Individual Capacity    75
Section 9.09Successor Agents    76
Section 9.10Administrative Agent May File Proofs of Claim    76
Section 9.11Release of Collateral and Guarantee    77
Section 9.12Other Agents; Arrangers and Managers    78

Section 9.13Appointment of Supplemental Administrative Agent    78
ARTICLE X

MISCELLANEOUS
Section 10.01Amendments, Etc.    79
Section 10.02Notices and Other Communications; Facsimile and Electronic Copies    80
Section 10.03No Waiver; Cumulative Remedies    84
Section 10.04Costs and Expenses    85
Section 10.05Indemnification by the Borrower    85
Section 10.06Payments Set Aside    87
Section 10.07Successors and Assigns    87
Section 10.08Confidentiality    91
Section 10.09Setoff    92
Section 10.10Counterparts    92
Section 10.11Integration    92
Section 10.12Survival of Representations and Warranties    93
Section 10.13Severability    93
Section 10.14GOVERNING LAW    93
Section 10.15WAIVER OF RIGHT TO TRIAL BY JURY    94
Section 10.16Binding Effect    94
Section 10.17Lender Action    94
Section 10.18PATRIOT Act    94
Section 10.19No Advisory or Fiduciary Responsibility    94
Section 10.20Acknowledgement and Consent to Bail-In of EEA Financial Institutions    95
Section 10.21Novelion Subordination Agreement.    96

SCHEDULES

Schedule 1	-	Closing Checklist
Schedule 2	‑	Subsidiary Guarantors
Schedule 1.01	-	Permitted Licensing Transaction
Schedule 2.01 Schedule 5.01	‑ -	Commitments and Roll Up Loans Existence, Qualification and Power; Compliance with Laws
Schedule 5.02	-	Authorizations; No Contravention
Schedule 5.06	-	Litigation
Schedule 5.07(b)	‑	Real Property
Schedule 5.09	-	Environmental Compliance
Schedule 5.10	-	Taxes
Schedule 5.14	‑	Subsidiaries and Other Equity Investments
Schedule 5.17	‑	Intellectual Property, Licenses
Schedule 5.20 Schedule 6.01(e)	‑	Material Contracts Budget Updates
Schedule 7.01(b)	‑	Existing Liens
Schedule 7.02(c)	-	Existing Investments
Schedule 7.03(b)	‑	Surviving Indebtedness
Schedule 10.02	‑	Administrative Agent’s Office, Certain Addresses for Notices

v

EXHIBITS

Exhibit A‑1	‑‑	Form of Committed Loan Notice
Exhibit A‑2	‑‑	Form of Prepayment Notice
Exhibit B	‑‑	Form of Note
Exhibit C	‑‑	Form of Compliance Certificate
Exhibit D	‑‑	Form of Assignment and Assumption
Exhibit E	‑‑	Form of Guarantee and Collateral Agreement
Exhibit F	‑‑	Form of Officer’s Certificate
Exhibit G	‑‑	Form of Administrative Questionnaire

BRIDGE CREDIT AGREEMENT
This BRIDGE CREDIT AGREEMENT (this “Agreement”) is entered into as of November 8, 2018 among AEGERION PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), each Lender (as hereinafter defined) from time to time party hereto and CANTOR FITZGERALD SECURITIES, as administrative agent and collateral agent for the Lenders (in such capacities, together with any successor administrative agent and collateral agent, the “Administrative Agent”).
PRELIMINARY STATEMENTS
1.The Borrower has requested that the Lenders make available to the Borrower a senior secured term loan facility in an aggregate amount not to exceed $50,000,000 consisting of new money term loans advanced on the Closing Date, the proceeds of which the Borrower may use for the purposes permitted hereunder, and in partial consideration therefor the Borrower will roll up $22,500,000 of Convertible Notes owed to the Lenders on the Closing Date as Roll Up Loans hereunder pursuant to the terms hereof.
2.    The Guarantors (as hereinafter defined) have agreed to guarantee the obligations of the Borrower hereunder and the Borrower and the Guarantors have agreed to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties (as hereinafter defined), a lien on substantially all of their respective assets, in accordance with the priorities provided in the Loan Documents (as hereinafter defined).
Subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the senior secured term loan facility provided for herein:

Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Administration Fee” has the meaning specified in Section 2.05(c).
“Administrative Agent” has the meaning specified in the first paragraph of this Agreement and shall include any successor administrative agent appointed in accordance with Section 9.09.
“Administrative Agent’s Office” means, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit G.
“Affiliate” means, in respect of any Person:
(a)    any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person; and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting Equity Interests or by contract or otherwise;
(b)    any Person who beneficially owns or holds 10% or more of any class of shares (or, in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of such Person; or
(c)    any Person, 10% or more of any class of shares (or in the case of a Person that is not a corporation, 10% or more of the partnership or other Equity Interests) of which is beneficially owned or held by such Person or a Subsidiary of such Person.
“Agent Parties” has the meaning specified in Section 10.02(f).
“Agent‑Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys‑in‑fact of such Persons and Affiliates.
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Closing Date, the amount of the Aggregate Commitments is $50,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Corruption Laws” has the meaning specified in Section 5.15(f).
“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism, including the PATRIOT Act, and its implementing regulations, The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957).
“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for the Loans, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to the applicable provisions of Article III, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.
“Applicable Rate” means a percentage per annum equal to (x) with respect to Roll Up Loans, 2.0% and (y) with respect to New Money Loans, 11.0%.
“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers, advises or manages a Lender.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and actual disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Sale Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Budget” means the Initial Budget and as the same shall be supplemented pursuant to Section 6.01(e) with the consent of the Required Lenders not to be unreasonably withheld.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the State of New York.
“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligation” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred but are subsequently re-characterized as capital lease obligations due to a change in accounting rules after the Closing Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.
“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or any other domestic commercial bank having capital and surplus in excess of $500,000,000 maturing not more than one year after the date of issuance, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the Government of the United States, (d) securities with maturities of 365 days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) commercial paper maturing not more than two hundred and seventy (270) days from the date of issue and issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 2 or higher by S&P, P 2 or higher by Moody’s or F2 or higher by Fitch, (f) money market mutual or similar funds that invest substantially all of their assets in one or more type of securities satisfying the requirements of clauses (a) through (e) of this definition, (g) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition, (h) agencies (LSE’s), State (municipal bonds), or corporate bonds having a long term rating of at least A- or A3 from S&P, Moody’s or Fitch, having maturities of not more than fifteen (15) months from the date of acquisition and (i) money market funds having a rating of AAAm/Aaa or better from S&P, Moody’s or Fitch.
“Casualty Event” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
“Certain Proceeds Reinvestment Budget” means a budget approved by the Required Lenders detailing the use of up to $12,000,000 of retained sale proceeds with respect to the Disposition under Section 7.05(i).
“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented; provided that increased costs as a result of a Change in Law pursuant to clauses (x) and (y) above shall only be reimbursable by the Borrower to a Lender to the extent such Lender is requiring reimbursement therefor generally from similarly situated borrowers under comparable credit facilities.
“Change of Control” means the occurrence of any of the following events:
(a)    any direct or indirect Subsidiary of Novelion on the Closing Date shall cease to be a Wholly‑owned direct or indirect Subsidiary of Novelion;

(b)    the Borrower shall cease to be a Wholly‑owned indirect Subsidiary of Novelion;
(c)    any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have (x) acquired beneficial ownership or control of 25% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Novelion; or (y) obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Novelion; or
(d)    those individuals who are members of the board of directors (or similar governing body) of Novelion or the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) shall fail to constitute a majority of the board of directors (or similar governing body of Novelion or the Borrower, as applicable.
“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Loans are made.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means a collective reference to all real and personal property required to be pledged to the Administrative Agent, for the benefit of the Secured Parties, to secure all or part of the Obligations pursuant to the Collateral Documents.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, and, to the extent required hereunder or reasonably requested by the Administrative Agent and the Lenders, any Guarantee and Collateral Agreement Supplement, any mortgages, any collateral assignments, any security agreements, pledge agreements or other similar agreements, or any supplements to any of the foregoing, in each case delivered to the Administrative Agent and the Lenders in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby to secure or guarantee the payment of any part of the Obligations or the performance of any Loan Party’s other duties and obligations under the Loan Documents.
“Commitment” means, as to each Lender, its obligations to make New Money Loans pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Commitment”. Commitments will terminate once advanced.
“Commitment Fee” has the meaning provided in Section 2.05(a).
“Committed Loan Notice” means a notice of borrowing substantially in the form of Exhibit A‑1.
“Communications” has the meaning specified in Section 10.02(e).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Convertible Notes” means Indebtedness evidenced by the 2.00% convertible senior notes due 2019 issued under that certain Indenture dated as of August 15, 2014 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee thereunder.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent transfer, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the Applicable Rate plus 2.0% per annum.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by a Loan Party or any of its Subsidiaries (including any Sale Leaseback and any sale of Equity Interests, but excluding any issuance by a Loan Party of its own Equity Interests); provided that none of the foregoing shall be considered a “Disposition” for purpose of Section 7.05 if and only if the aggregate value of the assets or property that are the subject of such transaction is less than $100,000 in the aggregate during the term of this Agreement.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety one (91) days after June 30, 2019; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Person” means any holder of any Indebtedness under the Convertible Notes or any direct competitor of Novelion or its Subsidiaries to the extent that all such Disqualified Persons have been listed on a schedule provided to the Lenders and the Administrative Agent prior to the Closing Date.
“Dollars” means lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non‑compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Releases of Hazardous Materials or actual or alleged violations of Environmental Laws and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Laws” means any and all federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, decrees or other governmental restrictions of legal effect relating to the environment, to the release of any Hazardous Materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but only to the extent such Environmental Laws are legally applicable to any Loan Party pursuant to any Environmental Law.
“Environmental Liability” in respect of any Person, any and all legal obligations and liabilities under Environmental Laws for any Release caused by such Person or which is discovered or uncovered during the ownership or control of any real property by such Person and which adversely impacts any Person, property or the environment whether or not caused by a breach of applicable laws (including Environmental Laws).
“Environmental Permit” means any permit, approval, hazardous waste identification number, license or other authorization issued by or submitted to a Governmental Authority required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be, in “at‑risk” status (within the meaning of Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.04(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exit Fee” has the meaning specified in Section 2.05(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Advisor” means Ducera Partners LLC, in its capacity as financial advisor to the Lenders and their counsel solely with respect to the Loan Documents.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries, ending on December 31 of each calendar year.
“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Lender” means (a) if the borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower organized outside the United States.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any nation or government, any provincial, state, local, municipal or other political subdivision thereof, and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Granting Lender” has the meaning specified in Section 10.07(f).
“Guarantee and Collateral Agreement” means, collectively, (a) the Guarantee and Collateral Agreement executed by the Loan Parties and the Administrative Agent substantially in the form of Exhibit E and (b) each Guarantee and Collateral Agreement Supplement executed and delivered pursuant to the provisions of Section 6.11.
“Guarantee and Collateral Agreement Supplement” means a supplement to the Guarantee and Collateral Agreement, in form reasonably satisfactory to the Required Lenders, executed and delivered to the Administrative Agent pursuant to the provisions of Section 6.11.
“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take‑or‑pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Guarantors” means the Subsidiary Guarantors.
“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, a “deleterious substance”, “dangerous goods”, “radioactive” or words of similar meaning or effect, including petroleum and its by‑products, asbestos, polychlorinated biphenyls, radon, greenhouse gases, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone‑depleting substances.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than 120 days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all guarantees by such Person of Indebtedness of others, (g) all Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured and (j) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.
“Indemnified Liabilities” has the meaning specified in Section 10.05(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05(a).
“Information” has the meaning specified in Section 10.08.
“Initial Budget” means the initial 13 week cash flow forecast for the period commencing on the Closing Date that has been acknowledged and approved by the Financial Advisor as the Initial Budget under this Agreement in a written notice from the Financial Advisor to the Borrower on or prior to the Closing Date.
“Initial Maturity Date” means February 15, 2019.
“Intellectual Property” has the meaning specified in Section 5.17.
“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year and the Maturity Date.
“Investment” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any voting Equity Interests or other Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.
“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender” means any Lender that may be a party to this Agreement from time to time, including its successors and assigns as permitted hereunder (each of which is referred to herein as a “Lender”).

“Lien” means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement (including Capital Leases but excluding operating leases) or any other security interest whatsoever, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or not, but specifically excludes any legal, contractual or equitable right of set‑off.
“Loan” means each New Money Loan and each Roll Up Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any agency fee letter entered into between the Borrower and the Administrative Agent in connection with this Agreement and the other Loan Documents, (v) the Novelion Subordination Agreement and (vi) all other instruments and documents delivered from time to time by or on behalf of the Borrower or any of its Subsidiaries in connection herewith or therewith.
“Loan Parties” or “Loan Party” means, collectively or individually as the context may require, the Borrower and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower to perform its material obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Administrative Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral.
“Material Contracts” means any Contractual Obligation of any Loan Party the failure to comply with which, or the termination (without contemporaneous replacement) of which, could reasonably be expected to have a Material Adverse Effect or otherwise result in liabilities in excess of $500,000.
“Maturity Date” means, the earliest to occur of (i) the date on which the Restructuring is consummated, (ii) the Initial Maturity Date, unless such date has been extended pursuant to Section 2.10, in which case, June 30, 2019, and (iii) the date on which the Loans and other Obligations hereunder are accelerated and become due and payable following the occurrence of an Event of Default, in each case, pursuant to Section 8.02.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means collectively, the deeds of trust, trust deeds, deeds to secure debt and mortgages creating and evidencing a Lien on real property granted by the Loan Parties in favor or for the benefit of the Administrative Agent, on behalf of the Secured Parties, in form and substance reasonably satisfactory to the Required Lenders and their counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Required Lenders, executed and delivered pursuant to the terms of this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Cash Proceeds” means:
(a)with respect to the Disposition of any asset by any Loan Party or any Casualty Event the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of its Subsidiaries) over (ii) the sum of (A) the principal amount of any Indebtedness permitted by this Agreement that is secured by a lien (other than a Lien on the Collateral that is subordinated or junior to the Liens securing the Obligations) by the asset subject to such Disposition or Casualty Event and that is repaid (and is timely repaid) in connection therewith (other than Indebtedness under the Loan Documents), (B) the reasonable out‑of‑pocket expenses actually incurred and paid by the Borrower or any of its Subsidiaries in connection with such Disposition or Casualty Event (including, reasonable attorney’s, accountant’s and other similar professional advisor’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) to third parties (other than the Loan Parties or any of their Affiliates), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith with respect to the current tax year as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such Disposition or Casualty Event; provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) any reasonable reserve actually maintained in respect of (x) the sale price of such asset or assets established in accordance with GAAP, and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other Disposition thereof, including pension and other post‑employment benefit liabilities and liabilities related against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (1) received upon the Disposition of any non‑cash consideration received by such Person in any such Disposition, and (2) received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve; and

(b)with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries not permitted under Section 7.03, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out‑of‑pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), incurred by such Loan Party in connection with such incurrence or issuance to third parties (other than the Loan Parties or any of their Affiliates).
“New Money Loans” shall mean the Loans made pursuant to Section 2.01(a) and, for the avoidance of doubt, shall exclude the Roll Up Loans.
“Non‑Consenting Lender” has the meaning specified in Section 3.04(c).
“Note” means a promissory note of the Borrower payable to a Lender or its assigns, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower owing to such Lender resulting from the Loans made by such Lender.
“Novelion” means Novelion Therapeutics Inc., a corporation organized under the laws of British Columbia.
“Novelion Intercompany Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated as of March 15, 2018, between Novelion and the Borrower, as amended by the Amendment No. 1 to and Consent Under the Amended and Restated Loan and Security Agreement, dated as of the date hereof between Novelion and the Borrower.
“Novelion Intercompany Loans” means the intercompany loans advanced by Novelion to the Borrower pursuant to the Novelion Intercompany Loan Agreement, in an outstanding aggregate principal amount of $40,146,570 as of the Closing Date (prior to giving effect to any prepayment as described in Permitted Uses).
“Novelion Shareholder Loans” means the loans advanced to the Borrower by certain shareholders of Novelion in an outstanding aggregate principal amount of $21,215,757 as of the Closing Date pursuant to that certain Loan and Security Agreement dated as of March 15, 2018 between such shareholders, Wilmington Savings Fund Society, FSB, as administrative and collateral agent for such shareholders, and the Borrower.
“Novelion Subordination Agreement” means the Subordination Agreement dated as of the date hereof by and among the Administrative Agent, Novelion, Wilmington Savings Fund Society, FSB, the Borrower and the other parties named therein.
“NPL” means the National Priorities List under CERCLA.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including Guarantee Obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(d).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.
“Permitted Affiliate Services Payments” means payments by the Borrower to Novelion consisting of reimbursements for shared services and other expenses to the extent set forth as a separate line item in the Budget approved by Required Lenders (not to be unreasonably withheld).

“Permitted Licensing Transaction” has the meaning specified on Schedule 1.01.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Uses” means collectively: (i) general working capital and corporate purposes (including for costs and expenses incurred in connection with the Restructuring); (ii) on the Closing Date, funding of an aggregate amount not to exceed $24,715,757 to be simultaneously applied to the repayment of principal obligations of the Borrower owing in respect of (a) the Novelion Shareholder Loans in the full amount thereof equal to $21,215,757 and (b) the $25,000,000 portion of the Novelion Intercompany Loans that the Lenders agree not to challenge pursuant to the Novelion Subordination Agreement in an aggregate amount not to exceed $3,500,000 and (iii) payment of (a) all reasonable and documented pre- and post-petition professional fees and expenses incurred by the Administrative Agent and the Lenders, including, without limitation, those incurred in connection with the preparation, negotiation, documentation, administration and court approval of the documentation and transactions contemplated by this Agreement and the Loan Documents, (b) reasonable and documented fees and expenses incurred by Novelion in connection with the documentation and transactions contemplated by this Agreement and the Loan Documents and (c) other fees and expenses scheduled and provided to the Lenders prior to the Closing Date subject to consent of the Lenders in all respects.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 10.02(e).
“Prepayment Notice” means a notice of prepayment in respect of any voluntary or mandatory prepayment in substantially the form of Exhibit A‑2.
“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Aggregate Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the outstanding principal amount of the Loans held by such Lender divided by the aggregate principal amount of all outstanding Loans held by all Lenders.
“Proceeding” has the meaning specified in Section 10.05(a).
“Public Lender” has the meaning specified in Section 10.02(h).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness, so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness as of the time it is so refinanced, renewed, or extended (other than by the amount of the fees and expenses incurred in connection therewith);
(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended;
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning specified in Section 10.07(c).
“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any Hazardous Material in or into the environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any Hazardous Material), or out of any vessel or facility, including the movement of any Hazardous Material through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise.
“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of all outstanding Loans at such time; provided that if there are two (2) or more Lenders that are not Affiliates, then Required Lenders shall require at least two (2) Lenders that are not Affiliates holding more than 50% of the aggregate principal amount of all outstanding Loans at such time.
“Requirement of Law” means, as to any Person, any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction or settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or, except for purposes of Sections 6.02 or 6.03, any other similar officer or a Person performing similar functions of a Loan Party (and, as to any document delivered on the Closing Date, to the extent permitted or required by the terms of this Agreement, any secretary or assistant secretary of a Loan Party). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any:
(a)    dividend or other distribution (whether in cash, securities or other property) or any payment (whether in cash, securities or other property), in each case, with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase); and
(b)    payment of any management or similar type fees by a Loan Party to any Affiliate thereof.
“Restricting Information” has the meaning assigned to such term in Section 10.02(i).
“Restructuring” means a restructuring of the Borrower pursuant to the terms and conditions of a restructuring support agreement or similar agreement among the Borrower, the Required Lenders and the requisite majority of the Borrower’s other debt holders, in form and substance satisfactory to the Required Lenders which, to the extent the terms and conditions of the Restructuring are satisfactory to the Required Lenders, shall treat the Roll Up Loans pari passu with the obligations of the Borrower under the Convertible Notes.
“Roll Up Loans” has the meaning assigned to such term in Section 2.01(b).

“S&P” means Standard & Poor’s Ratings Services LLC, a Standard & Poor’s Financial Services LLC business, and its successors.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctions” means economic or financial sanctions or trade embargos imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity, at any time, that is the subject or target or Sanctions, including (a) any individual or entity listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Canada, any Member State of the European Union, or the United Kingdom, (b) any individual or entity operating, organized or resident in a Sanctioned Country or (c) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly or otherwise, or where relevant under Sanctions, controlled by any such person or entity described in clause (a).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders and each Supplemental Administrative Agent.
“SPC” has the meaning specified in Section 10.07(f).
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means (a) each domestic Subsidiary of the Borrower other than Aegerion Securities Corporation, a Massachusetts corporation, including each Subsidiary listed under the heading “Subsidiary Guarantors” on Schedule 2, and (b) each other Subsidiary that becomes a Guarantor pursuant to a Guarantee and Collateral Agreement Supplement or other documentation in form and substance reasonably satisfactory to the Required Lenders.
“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.
“Tax Distributions” means, distributions from the Borrower to Novelion Services USA, Inc. (“US Parent”) in the aggregate amount necessary to permit US Parent to pay all or a portion of the U.S. federal, state and local income tax liabilities which are then due and payable and directly attributable to the income of the Borrower; provided that such amounts are used by such Person for such purpose and the amount of such distributions in any taxable period shall not exceed with respect to any taxable period in which the Borrower files a consolidated, combined, unitary or similar type income tax return with US Parent or any direct or indirect parent of US Parent as the common parent of such group, the amount of U.S. federal, state and local income tax the Borrower and its Subsidiaries would be required to pay with respect to such taxable period if they filed as a separate consolidated, combined, unitary or other similar group for income tax purposes with the Borrower as the common parent of such group.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, stamp taxes, withholdings or other charges imposed by any Governmental Authority (including additions to tax, penalties and interest with respect thereto).
“Termination Date” has the meaning specified in Section 9.11(a)(i).
“Threshold Amount” means $300,000.
“Trade Date” has the meaning specified in Section 10.07(h).
“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L.

107‑56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.
“Wholly‑owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly‑owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, paragraph, clause, subclause, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(h)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter forms.
Section 1.03    Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP consistently applied, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Lenders and the Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Required Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such Accounting Change.
(a)    Where reference is made to a Person “and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries other than Subsidiaries.
Section 1.04    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.06    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
ARTICLE II

THE COMMITMENTS AND THE LOANS
Section 2.01    The Commitments and the Loans.
(a)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make (or cause its Applicable Lending Office to make), to the Borrower, subject to the terms and conditions hereof, on the Closing Date, term loans in one drawing in an aggregate principal amount not to exceed such Lender’s Commitment; provided that the loans made by all Lenders under this Section 2.01(a) shall not exceed in the aggregate $50,000,000. Amounts paid or prepaid in respect of New Money Loans may not be reborrowed.
(b)    On the Closing Date, $22,500,000 in principal amount of additional loans (in addition to those advanced under 2.01(a) above) shall be deemed to have been advanced by Lenders to Borrower under this Agreement in the amounts set forth for each Lender on Schedule 2.01 under the caption “Roll Up Loans” opposite such Lender’s name (such loans, the “Roll Up Loans”), the proceeds of which shall be deemed to have  been disbursed, on behalf of the Borrower and at the Borrower’s direction, to each Lender in the same  amount as set forth on such Schedule 2.01 in payment for the repurchase of Convertible Notes held by each such Lender in the same principal amount as reflected on such Schedule and the Borrower shall be deemed to have repurchased such Convertible Notes in such amounts.  On the Closing Date, (x) Convertible Notes in the amount of $22,500,000 shall be cancelled in accordance with the terms of the Convertible Notes and related instructions delivered to the trustee for the Convertible Notes by the Borrower on the Closing Date and such cancellation shall be deemed to be simultaneous with the foregoing and (y) the Roll Up Loans shall be deemed to be Loans outstanding for all purposes under this Agreement owed by the Borrower to such Lenders in the aggregate principal amount of $22,500,000. Amounts paid or prepaid in respect of Roll Up Loans may not be reborrowed.

Section 2.02    Prepayments. (a) Optional Prepayments. The Borrower may, upon delivery of a Prepayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part subject to payment of the Exit Fee at the time of such prepayment; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) two (2) Business Days prior to any date of prepayment of Loans; and (2) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, in each case, with accrued and unpaid interest on the Loans to be repaid. Each such notice shall specify the date and amount of such prepayment and whether the Loans to be prepaid are New Money Loans and/or Roll Up Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of Loans pursuant to this Section 2.02(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares; provided that no prepayment shall be made with respect to Roll Up Loans unless and until all New Money Loans are paid in full and such prepayment of the Roll Up Loans is otherwise permitted by the Novelion Subordination Agreement, as certified by a Responsible Officer of the Borrower in the applicable Prepayment Notice. For the avoidance of doubt, (x) the outstanding Loan amount shall include the Commitment Fee (added to the balance of the New Money Loans), accrued interest and capitalized interest already added to the Loan balance, and any prepayment of New Money Loans shall require payment of the Exit Fee and (y) any prepayment shall be applied in accordance with Section 8.03 if then applicable.
(a)    Mandatory Prepayments. (i) If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Disposition (other than any Disposition permitted under Sections 7.05(b), 7.05(c), 7.05(e), 7.05(f), 7.05(h) or 7.05(i) (which proceeds in the case of Section 7.05(i) shall be applied in accordance with Section 7.05(i)), the Borrower shall, subject to Section 2.02(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.
(i)    If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Casualty Event, the Borrower shall, subject to Section 2.02(c), cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.
(ii)    If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is one (1) Business Day after the receipt of such Net Cash Proceeds.
(iii)    If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any issuance of Equity Interests (including capital contributions), the Borrower shall cause to be prepaid an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is three (3) Business Days after the receipt of such Net Cash Proceeds.
(iv)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.02(b) at least two (2) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s Prepayment Notice and of such Lender’s Pro Rata Share of the prepayment, in each case, with accrued and unpaid interest on the Loans to be repaid and the Exit Fee with respect to such Loans. Notwithstanding anything to the contrary herein, each such prepayment shall be applied first to prepay the New Money Loans, and thereafter, subject to the Novelion Subordination Agreement (as certified by a Responsible Officer of the Borrower in the applicable Prepayment Notice), to prepay the Roll Up Loans. For the avoidance of doubt, (x) the outstanding Loan amount shall include the Commitment Fee (added to the balance of the New Money Loans), accrued interest and capitalized interest already added to the Loan balance, and any prepayment of New Money Loans shall require payment of the Exit Fee and (y) any prepayment shall be applied in accordance with Section 8.03 if then applicable.
(c)    Restrictions.    Notwithstanding the foregoing, to the extent any or all of the Net Cash Proceeds of any Disposition by, or Casualty Event of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.02(b) is prohibited or delayed by any applicable local Requirements of Law from being repatriated to the Borrower including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrower hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), or if the Borrower has determined in good faith that Repatriation of any such amount would reasonably be expected to have material adverse tax consequences with respect to its Subsidiaries, after taking into account any foreign tax credit or benefit actually received in connection with such Repatriation, the portion of such Net Cash Proceeds so affected (such amount, the “Excluded Prepayment Amount”) will not be required to be applied to prepay Loans at the times provided in this Section 2.02; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time immediately following the date on which the applicable mandatory prepayment pursuant to this Section 2.02(b) was required to be made, the Borrower shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such portion of the Excluded Prepayment Amount, and the Borrower shall reasonably promptly pay such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with this Section 2.02. For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this Section 2.02 shall not constitute a Default or an Event of Default. For the avoidance of doubt, this Section 2.02(c) shall not apply to any Disposition consisting of a Permitted Licensing Transaction.
Section 2.03    Repayment of Loans. The Borrower shall repay on the Maturity Date to the Administrative Agent (for the ratable account of the Lenders) the aggregate principal amount of all Loans, together with all accrued and capitalized interest (including interest paid in kind) and fees thereon (including the Exit Fee and all other outstanding Obligations), outstanding on such date.
Section 2.04    Interest. (a) Subject to the provisions of Section 2.06(b), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate; provided that the accrued interest shall be paid in kind and added quarterly on each Interest Payment Date to the outstanding principal amount of the applicable Loan.
(a)    Commencing (x) upon the occurrence and during the continuance of any Event of Default at the request of the Administrative Agent (upon the instruction of the Required Lenders) the Borrower shall pay interest on (i) the principal amount of the Loans and (ii) to the extent then due and payable all other outstanding Obligations hereunder, in each case under clauses (i) and (ii), at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by applicable Laws) shall be due and payable upon demand in cash.
(b)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto in accordance with Section 2.04(a) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment.
Section 2.05    Fees.
(a)    Commitment Fee. The Borrower shall pay to each Lender, a commitment fee (the “Commitment Fee”) equal to 2.00% of the Commitments with respect to New Money Loans provided by such Lender on the Closing Date. The Commitment Fee of each Lender shall be paid in kind by adding it to the outstanding principal amount of the New Money Loans of such Lender and shall be fully earned on the Closing Date and once paid shall not be refundable for any reason.
(b)    Exit Fee. The Borrower shall pay to each Lender, on the earlier of (i) the date of repayment of all or a portion of any New Money Loans and (ii) the Maturity Date, for the account of each Lender, an exit fee (the “Exit Fee”) equal to 3.00% of the Commitments with respect to New Money Loans provided by such Lender on the Closing Date (whether or not such Lender is a Lender as of the date of the payment of the Exit Fee), subject to proration in the case of any partial repayment of the New Money Loans in accordance with this Agreement. The Exit Fee shall be fully earned on the Closing Date and once paid shall not be refundable for any reason. For the avoidance of doubt, the Exit Fee payable with respect to the Roll Up Loans shall be 0.00%.
(c)    Administration Fee. The Borrower shall pay to the Lenders or their respective designees on the Closing Date, for the account of each Lender, an administration fee (the “Administration Fee”) in the aggregate amount for all such Lenders equal to $35,000, paid ratably to the Lenders based on their Pro Rata Share of the Commitments. The Administration Fee shall be fully earned on the Closing Date and once paid shall not be refundable for any reason.
(d)    Agent Fees. The Borrower shall pay to the Administrative Agent, for its own account, the fees set forth in the separate fee letter as between the Borrower and the Administrative Agent.
Section 2.06    Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.08(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.07    Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(a)    In addition to the accounts and records referred to in Section 2.07(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.07(a), and by each Lender in its account or accounts pursuant to Section 2.07(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.08    Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. (New York, New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(a)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions (if any) to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(c)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make its Loan.
(d)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(e)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the aggregate principal amount of all Loans outstanding at such time.
Section 2.09    Sharing of Payments. If, other than as expressly provided elsewhere herein (including, without limitation, in Section 10.07), any Lender shall obtain on account of the Loans made by it in excess of its ratable share (or other share contemplated hereunder subject to the priorities set forth herein) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.09 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.09 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
Section 2.10    Extension Option. The Borrower shall have one (1) option to extend the Initial Maturity Date to June 30, 2019, if each and all of the following conditions precedent shall have been fulfilled or complied with (unless waived by the Required Lenders):
(a)    The Borrower shall request the extension by written notice to the Administrative Agent by no later than February 1, 2019;
(b)    On or before the Initial Maturity Date, the Borrower shall have paid to each Lender an extension fee in cash equal to 3.00% of the amount of such Lender’s New Money Loans then outstanding on the Initial Maturity Date (such fee shall be fully earned upon the exercise by the Borrower of the extension option under this Section 2.10 and once paid shall not be refundable for any reason whatsoever);
(c)    The Borrower shall have provided to the Lenders or their counsel a term sheet setting forth the material terms of a sale (which may include a sale or merger of Novelion and one or more of its Subsidiaries (but including the Borrower), or any other transaction having a similar effect or result) of the Borrower or its assets that, in the reasonable opinion of the Borrower, may be acceptable to the Borrower and its board of directors; and
(d)    Since the Closing Date there shall not have been any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect except for (i) matters set forth in any public filings of Novelion prior to the Closing Date, (ii) any matters disclosed on the disclosure schedules to the Loan Documents as of the Closing Date, (iii) such events disclosed in writing to the Lenders or its Financial Advisor prior to the Closing Date and (iv) transactions expressly permitted by the Loan Documents.
(e)    At the time of the effectiveness of the extension, the representations and warranties of the Borrower and each other Loan Party contained in Article V (other than Section 5.05) or any other Loan Document shall be true and correct in all material respects on and as of such date (before and after giving effect to such extension); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form provided by Administrative Agent and the other Lenders to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or W-8BEN-E, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form provided by Administrative Agent and the other Lenders on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02    Increased Cost and Reduced Return; Capital and Liquidity Requirements.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.03    Matters Applicable to All Requests for Compensation. The Administrative Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
Section 3.04    Mitigation Obligations; Replacement of Lenders under Certain Circumstances.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.02 or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.04(a), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.02 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non‑Consenting Lender”.
Section 3.05    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV

CONDITIONS PRECEDENT TO LOANS
Section 4.01    Conditions to Loans. The obligation of each Lender to make its Loans hereunder is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower, the Administrative Agent and the Required Lenders:
(a)    The Administrative Agent’s or the Lenders’ (as applicable) receipt of the following, each properly executed by a Responsible Officer of the signing Loan Party, and each in form and substance reasonably satisfactory to the Required Lenders:
(i)    executed counterparts of this Agreement, the Guarantee and Collateral Agreement, the Novelion Subordination Agreement and each other Loan Document by each party thereto;
(ii)    an original Note executed by the Borrower in favor of each Lender that has requested a Note;
(iii)    a Committed Loan Notice relating to the Loans; and
(iv)    the certificates, documents, instruments, agreements, legal opinions and deliverables set forth on the Closing Checklist attached hereto as Schedule 1.
(b)    The Administrative Agent and each Lender shall have received the Initial Budget.
(c)    The Borrower shall have paid all accrued and unpaid costs, fees and expenses (including applicable Attorney Costs (solely with respect to Latham & Watkins LLP, the amount of its invoice presented for closing on account of work undertaken in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby; provided that, for the avoidance of doubt, such limitation shall not apply to amounts owing on account of work undertaken by Latham & Watkins LLP in connection with prior negotiations among the parties hereto in respect of a restructuring and financing not contemplated hereby) and the reasonable and documented out-of-pocket fees and expenses of the Financial Advisor not to exceed the cap separately agreed in the fee letter between the Financial Advisor and the Borrower dated as of the Closing Date, the reasonable and documented fees and expenses of Shipman & Goodwin LLP not to exceed $20,000 and any other advisors to the Administrative Agent and the Lenders) and any other compensation required to be paid to the Administrative Agent and the Lenders on or prior to the Closing Date shall have been received.
(d)    The Lenders shall have received on or prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation the USA PATRIOT Act, in order to allow the Lenders to comply therewith, in each case, to the extent requested at least five (5) Business Days prior to the Closing Date.
(e)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower in substantially the form of Exhibit F certifying that (i) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date (before and after giving effect to the incurrence of the Loans); provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (ii) after giving effect to the amendments or consents relating to the Novelion Intercompany Loans and the Novelion Shareholder Loans as of the Closing Date, no Default or Event of Default shall exist, or would result from the incurrence of the Loans or from the application of the proceeds therefrom.
(f)    Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, except for (i) such events set forth in any public filings of Novelion prior to the Closing Date, (ii) any matters disclosed on the disclosure schedules to the Loan Documents as of the Closing Date and (iii) any other matters disclosed in writing to the Lenders or its Financial Advisor prior to the Closing Date.
(g)    The Lenders shall have received a customary payoff letter and lien termination statements with respect to the Novelion Shareholder Loans and upon funding of the New Money Loans on the Closing Date, the Novelion Shareholder Loans (and all obligations thereunder) shall have been paid in full and all liens securing such debt shall have been terminated.
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01    Existence, Qualification and Power; Compliance with Laws. Except as set forth on Schedule 5.01 or, in the case of clause (d), Schedule 5.06, each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted, except, with respect to the foregoing clauses (c), (d) and (e), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) except as set forth on Schedule 5.02, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Material Contracts to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any material applicable Law.
Section 5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, other than (a) those that have been duly obtained or made and which are in full force and effect, (b) the filing of UCC financing statements and (c) the filings or other actions necessary to perfect Liens under the Loan Documents.
Section 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally.
Section 5.05    No Material Adverse Effect. Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect except for (i) such events set forth in any public filings of Novelion prior to the Closing Date, (ii) any matters disclosed on the disclosure schedules to the Loan Documents as of the Closing Date and (iii) any other matters disclosed in writing to the Lenders or its Financial Advisor prior to the Closing Date.
Section 5.06    Litigation. Except for claims, actions, suits, investigations, litigation or proceeding and set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or its Subsidiaries, including any Environmental Action, pending or, to the knowledge of any Loan Party, threatened in writing before any Governmental Authority or arbitrator that (i) would be reasonably likely to result in liabilities in excess of the Threshold Amount or (ii) purports to affect the legality, validity or enforceability of any Loan Document.
Section 5.07    Ownership of Property; Liens. (a) Each Loan Party and its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for Permitted Liens.
(b)    Each Loan Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property used in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Set forth as Schedule 5.07(b) hereto is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing, as of the date hereof, the street address, state and any other relevant jurisdiction, record owner and fair market value. Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary is the tenant, showing as of the date hereof the street address, state and any other relevant jurisdiction, parties thereto, sublessee (if any), expiration date and annual base rental cost thereof.
Section 5.08    Enforceable Obligations. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien or security interest in all right, title and interest of the Loan Parties in the Collateral and all proceeds thereof.
Section 5.09    Environmental Compliance. Except as set forth on Schedule 5.09 or as would not individually be reasonably expected to result in a liability in excess of $300,000 to the Loan Parties and their Subsidiaries (provided that the aggregate of all such events, circumstances, developments and liabilities could not reasonably be expected to result in a Material Adverse Effect):
(a)    The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non‑compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) to the knowledge of the Loan Parties, form the basis of an Environmental Action against any Loan Party or any Subsidiary or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(b)    None of the properties currently or, to the knowledge of the Loan Parties, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or, to such Loan Party’s or each of its Subsidiaries’ knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no, and, to the knowledge of the Loan Parties, never have been, any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries other than in compliance with applicable Environmental Laws; and other than in compliance with applicable Environmental Laws, there is no asbestos or asbestos‑containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any of its Subsidiaries on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries other than in material compliance with applicable Environmental Laws.
(c)    Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported by or on behalf of any Loan Party or any of its Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have, to the knowledge of the Loan Parties, been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
(d)    The Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business as presently conducted. Neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any work, repairs, construction or capital expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.
(e)    Except as would not reasonably be expected to result in a material liability, no Loan Party nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.
(f)    Nothing contained in this Section 5.09 is intended to apply to any action, suit, investigation, litigation or proceeding (including any Environmental Action) relating to exposure to asbestos, in any form, or any asbestos containing materials.
Section 5.10    Taxes. (a) Each of the Loan Parties and each of their respective Subsidiaries has timely filed all income and all other material tax returns and reports required to be filed, and have timely paid all Taxes (whether or not shown on such tax returns or reports) and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and, except as prohibited by the Bankruptcy Code, other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are set forth on Schedule 5.10(a) or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.
(a)    Except as set forth on Schedule 5.10(b) or as would not, individually or in the aggregate, be reasonably likely to result in any material liability, (i) there are no claims being asserted in writing with respect to any amounts of taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to the Loan Parties or any of their respective Subsidiaries.
(c)    Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than with an affiliate included in a consolidated or combined tax return.
Section 5.11    Compliance with ERISA. (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws, except as is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
(a)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) none of the Loan Parties or any of their Subsidiaries has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) none of the Loan Parties or any of their Subsidiaries or any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
Section 5.12    Labor Matters. There are no strikes pending or, to the knowledge of any Loan Party, threatened in writing against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The (i) hours worked and payments made to employees of the Borrower or any of its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters and (ii) all material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.
Section 5.13    Insurance. The properties of the Loan Parties and their Subsidiaries are insured in the manner contemplated by Section 6.07.
Section 5.14    Subsidiaries; Equity Interests. As of the date hereof, Novelion and the Loan Parties do not have any Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in each such Person and each such Subsidiary have been validly issued, are fully paid and non-assessable. As of the date hereof, Schedule 5.14 (a) sets forth the name and ownership interest of each Person that owns any Equity Interests in the direct and indirect Subsidiaries of Novelion, (b) sets forth the name and jurisdiction of organization of Novelion and each direct and indirect Subsidiary of Novelion and (c) sets forth the ownership interest of each direct and indirect Subsidiary of Novelion, including the percentage of such ownership.
Section 5.15    Margin Regulations; Investment Company Act; Anti-Terrorism Laws; Sanctions and Other Regulations. (a) None of the Loan Parties or any of their Subsidiaries is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for any purpose that violates Regulation U issued by the FRB.
(a)    None of the Loan Parties or any of their Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
(b)    No Loan Party nor any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary has violated any applicable Anti-Terrorism Law in any material respect.
(c)    No Loan Party, nor any of its Subsidiaries, any of their respective directors, officers or employees, or to the knowledge of the Loan Party, any agent of the Loan Party or any Subsidiary that act in any capacity in connection with the Loans, is (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) in violation of Sanctions, or (iv) engaged in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country; and each Loan Party has instituted and maintains policies and procedures designed to ensure continued compliance by each Loan Party, its Subsidiaries, and their respective directors, officers, employees and agents with Sanctions.
(d)    No Loan Party or any of its Subsidiaries or to its knowledge any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary acting or benefiting in any capacity in connection with the Loans (i) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(e)    No Loan Party nor any of its Subsidiaries or any of the respective officers, directors, brokers or agents of such Loan Party or Subsidiary will directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any individual or entity (i) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with a Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in a violation of Sanctions by any party to this agreement.
(f)    None of the Loan Parties or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a material violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”); and the Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.
(g)    None of the Loan Parties or any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.
Section 5.16    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided to the extent any information is included in the Initial Budget or constitutes projections or other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
Section 5.17    Intellectual Property. As of the date hereof, set forth on Schedule 5.17 and the schedules to the Collateral Documents is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by the Borrower or any of its Subsidiaries and all IP Agreements (as defined in the Collateral Documents) as of such date, showing as of such date the jurisdiction in which each such item of Registered Intellectual Property is registered or in which an application is pending and the registration or application number. The Borrower and each Subsidiary owns or has the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know‑how, technology and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and, to the knowledge of the Loan Parties, except as set forth in the “Disputes or Litigation” section of Schedule 5.17, the use of such Intellectual Property by such Person or the operation of their respective businesses is not infringing upon any Intellectual Property rights held by any other Person and there are no other disputes or litigation proceedings involving such Intellectual Property.
Section 5.18    Initial Budget. The Initial Budget was prepared in good faith by the management of the Loan Parties, based on assumptions believed by the management of the Loan Parties to be reasonable at the time made and upon information believed by the management of the Loan Parties to have been accurate based upon the information available to the management of the Loan Parties at the time such Initial Budget was furnished (it being understood and agreed that financial projections are not a guarantee of financial performance, actual results may differ from financial projections and such differences may be material and financial projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties).
Section 5.19    EEA Financial Institution. Neither the Borrower nor any other Loan Party is an EEA Financial Institution.
Section 5.20    Contractual Obligations. Set forth on Schedule 5.20 hereto are all Material Contracts to which the Loan Parties and their Subsidiaries are party as of the Closing Date. As of the Closing Date, none of the Loan Parties or their Subsidiaries have knowledge of any events of default under any such Material Contracts.

ARTICLE VI

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:
Section 6.01    Financial Statements. Deliver to the Administrative Agent and to each Lender:
(a)    Quarterly and Annual Financial Statements. (i) As soon as available, but in any event, within fifty-five (55) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), unaudited internally prepared balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited internally prepared consolidated statements of income or operations and cash flows for such fiscal quarter, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to year-end adjustments, and (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, internally prepared consolidated financial statements of the Borrower for the fiscal year then ended (to be comprised of a consolidated balance sheet and income statement and cash flows covering the Borrower’s and its Subsidiaries’ operations for such fiscal year), prepared in a manner consistent with GAAP and with prior practices, and complete and correct in all material respects, subject to normal year-end adjustments that, in the aggregate, are not material to the Borrower’s business operations, certified by a Responsible Officer.
(b)    Management Discussion and Analysis Reports. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a), a report setting forth management’s analysis and discussion of the condition (financial and otherwise) and operations, in respect of the business of Novelion and its Subsidiaries.
(c)    Budget. By no later than 11:59 p.m. (New York, New York time) by the third Business Day of each calendar week, and commencing for the first full week following the Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders variance reports (in substantially the same format as the Budget) showing actual cash receipts and disbursements for the immediately preceding week, noting therein all variances, on a line-item basis, from values set forth for such period(s) in the Initial Budget or Budget, as applicable. For the avoidance of doubt, such weekly variance reports shall include actual cash flows to Foreign Subsidiaries by geography broken down by use of funds.
(d)    Monthly Financial Statements. At the request of the Required Lenders, the Borrower shall provide to the Lenders a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of last fiscal month, and the related consolidated statements of income or operations for such fiscal month.
(e)    Budget Updates. Borrower shall at the end of every 4 week period commencing from the Closing Date propose an update to the then-existing Initial Budget or Budget, as the case may be, adding thereto the forecast of cash receipts and cash disbursements for the 13 week period commencing on the date of such proposed update. Each such update and the line items reflecting Permitted Affiliate Services Payments shall be subject to the consent of the Required Lenders (not to be unreasonably withheld), and to the extent such consent is provided, the Budget shall be amended, and if no consent is provided, the prior Budget shall remain in effect; provided, that the Lenders agree that the line items in any proposed update reflecting any of the following shall not be subject to such consent requirement: (1) professional fees - restructuring in any nine week period to be increased by up to 15% from the amount set forth for such line item in the corresponding nine week period in the most recently approved Budget and (2) payroll and benefits in any nine week period to be increased by up to 15% from the amount set forth for each such line item in the corresponding nine week period in the most recently approved Budget (provided that any increase in payroll or benefits for those employees listed on Schedule 6.01(e) shall not count against such 15% cap but, for the avoidance of doubt, each budget update for such increase shall be subject to the aforementioned consent right of the Required Lenders), so long as the cumulative percentage increases during the term of this Agreement for the items in clauses (1) and (2) do not exceed 50 percentage points beginning with the first revised Budget proposed after the Closing Date. The Initial Budget and each proposed update shall include a memo item reflecting cumulative transfers that may be required to Foreign Subsidiaries irrespective of expense categories. Each proposed update to the Initial Budget and any subsequent Budget shall include: (i) a consolidating cash flow schedule illustrating budgeted cash flows for the Foreign Subsidiaries aggregated by geography and broken down by use of funds; and (ii) a schedule of the updated proposed Budget variances segregating changes for payroll for those employees listed on Schedule 6.01 (e) from any other changes for payroll and benefits.
(f)    Other Statements. Contemporaneous with the delivery to the lenders under the Novelion Intercompany Loan Agreement (and in any case no later than one (1) calendar day following such delivery), copies of all statements, reports, notices made available to Borrower’s security holders generally, to such lenders or to any other holders of Indebtedness for borrowed money, including, without limitation, (i) notice of the occurrence of any default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) notice of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(g)    Notices to Novelion Lenders. Copies of all notices to or from, and agreements and documents (including any amendments or modifications thereto) entered into in connection with the Novelion Intercompany Loan Agreement or the holders of the Convertible Notes (or the trustee thereof), in each case, within one (1) Business Day of delivery, receipt or execution as the case may be.
Section 6.02    Certificates; Reports; Other Information. Promptly deliver to the Administrative Agent and to each Lender:
(a)    upon delivery of the financial statements referred to in Section 6.01(a) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any successor Governmental Authority (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S‑8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(c)    promptly upon receipt thereof, notice that any third party has expressed an interest in writing (either formally or informally) in acquiring all or substantially all of the Loan Parties’ business.
Delivery of any reports, information and documents under Section 6.01 and Section 6.02 as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent and the Lenders is for informational purposes only and the Administrative Agent’s and Lenders’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent and the Lenders are entitled to rely exclusively on the Compliance Certificates). The Administrative Agent and the Lenders shall have no responsibility or liability for the filing, timeliness or content of any report required under Section 6.01 or Section 6.02 or any other reports, information and documents required under this Agreement (aside from any report that is expressly the responsibility of the Lenders subject to the terms hereof).
Section 6.03    Notice Requirements; Other Information. Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent and each Lender of each of the following events or circumstances and provide to the Administrative Agent and each Lender the following information and documents:
(a)    the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;
(b)    the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;
(d)    the occurrence of any ERISA Event above the Threshold Amount or the breach of any representation in Section 5.12;
(e)    any information with respect to environmental matters as required by Section 6.04(b);
(f)    copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any such instrument, indenture, loan or credit or similar agreement relating to Indebtedness in excess of the Threshold Amount and, from time to time upon request by the Administrative Agent (at the direction of the Required Lenders), such information and reports regarding such instruments, indentures and loan and credit and similar agreements relating to Indebtedness in excess of the Threshold Amount as the Administrative Agent may reasonably request (at the direction of the Required Lenders);
(g)    a tax event or liability not previously disclosed in writing by the Borrower to the Administrative Agent which would reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by the Required Lenders to enable the Required Lenders to evaluate such matters;
(h)    any occurrence of a Change of Control; and
(i)    any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure, (iii) any Loan Party’s taxpayer identification number or (iv) any Loan Party’s jurisdiction of incorporation.
Section 6.04    Environmental Matters. (a) Comply and cause each of its Subsidiaries to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all material Environmental Permits required under Environmental Laws for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and, to the extent required by GAAP, appropriate reserves are being maintained with respect to such circumstances.
(b)    Promptly, and in any event within ten (10) Business Days, after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, deliver to the Administrative Agent, for further distribution to each Lender, copies of any and all material, non-privileged written communications and material, non-privileged documents concerning:
(i)    any Environmental Action against or of any non‑compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a liability to any Loan Party in excess of $300,000 or (2) cause any Mortgaged Properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
(ii)    to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of $300,000: (1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of $300,000: (1) any Permitted Acquisition that could reasonably be expected to (A) expose the Borrower or any of its Subsidiaries to, or result in, Environmental Actions or (B) affect the ability of the Borrower and its Subsidiaries to maintain in full force and effect all Governmental Authorizations and Environmental Permits required for the continued operations of their respective businesses existing prior to such Permitted Acquisition and (2) any action proposed to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;
(iv)    copies of all material environmental reports or audits (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) and any Phase I or Phase II reports in respect of any sites or real property owned, leased or operated by the Borrower and its Subsidiaries that are in possession or control of any Loan Party or any of its Subsidiaries;
(v)    to the extent any of the following is reasonably expected to result in a liability to any Loan Party in excess of $300,000: copies of any and all material, non-privileged written communications with respect to (A) any Environmental Action, (B) any release or threatened release or non‑compliance with any Environmental Law required to be reported to any Governmental Authority and (C) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Subsidiaries as a potentially responsible party;
(vi)    the good faith belief that a release of Hazardous Materials, or a violation of Environmental Law reasonably likely to result in a fine or penalty in excess of $300,000, has occurred on or after the Closing Date, and within 60 days after such request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Required Lenders reasonably determine at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof, the right, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and
(vii)    any such other documents and information as the Administrative Agent (at the direction of the Required Lenders) may reasonably request from time to time.
Section 6.05    Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to any Loan Party, to the extent the Borrower’s board of directors (or in the case of clause (b), a Responsible Officer) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to Borrower, its Subsidiaries or the Lenders in any material respect, (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05 or (iii) in the case of clause (b), failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to materially adversely affect the use of the related property.
Section 6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of management of the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self‑insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried by Person engaged in similar businesses and owning or leasing similar properties in the same general areas in which the Borrower or such Subsidiary operates. Borrower shall cause all property policies to have a lender’s loss payable endorsement showing Administrative Agent as lender loss payee and use commercially reasonable efforts to cause such endorsement to provide that the insurer must give Administrative Agent at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Administrative Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Administrative Agent at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. At any Lender’s request, each Loan Party shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any casualty policy in connection with a Casualty Event shall be subject to Section 2.02(b)(ii).
Section 6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property, except where such non-compliance is not, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
Section 6.09    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and as are sufficient to permit the preparation of financial statements in conformity with GAAP consistently applied, shall be made of all material financial transactions and matters involving the assets and business of any of the Loan Parties.
Section 6.10    Inspection Rights; Lender Calls. (a) Permit representatives and independent contractors of the Administrative Agent and each Lender (including, without limitation, financial advisors retained by or for the benefit of the Administrative Agent or the Lenders or their counsel, including the Financial Advisor) to visit and inspect any properties and books and records of the Borrower and its Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, advisors and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that such visits and inspections shall be coordinated through the Required Lenders and any review of books and records shall be done no more frequently than once per month absent the continuation of an Event of Default. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible. Neither the Borrower nor any Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non‑disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.
(b)    Up to one (1) time in every two-week period, upon the reasonable request of the Required Lenders, the Borrower’s chief financial officer, together with the Borrower’s financial advisor shall hold a conference call (at a mutually agreeable time, the cost of such call to be paid by the Borrower) with the Administrative Agent and the Lenders, on which conference calls shall be reviewed the Loan Parties’ financial performance, operations, current trends and variance reports.
Section 6.11    Additional Guarantors. To the extent any Person is required to become a Guarantor under the Loan Documents, (i) cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guarantee and Collateral Agreement or a Guarantee and Collateral Agreement Supplement substantially in the form attached to the Guarantee and Collateral Agreement, and (ii) deliver to the Administrative Agent any applicable documents of the types referred to in Section 4.01(a) and, if reasonably requested by the Required Lenders, favorable opinions of counsel to such Person under New York Law, if applicable (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Guarantee and Collateral Agreement), all in form, content and scope reasonably satisfactory to the Required Lenders.
Section 6.12    Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, solely in a manner consistent with the Permitted Uses. Notwithstanding the foregoing, no part of the proceeds of any Loan shall be used directly or indirectly to finance in any way payment of the fees and expenses of any Person incurred in connection with (i) the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings, suits, arbitrations, proceedings, applications, motions or other litigation of any type adverse to any of the Secured Parties or any of their respective Affiliates, agents or representatives, or their respective rights and remedies under or in respect of the Loans provided pursuant to this Agreement; (ii) challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the obligations and liens and security interests granted under the Loan Documents, applicable non-bankruptcy law or otherwise; or (iii) attempting to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any of the Collateral.
Section 6.13    Anti-Corruption and Sanctions Laws. To the extent existing on the Closing Date, the Borrower will maintain in effect such policies and procedures designed to promote compliance in all material respects by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws as well as Sanctions.
Section 6.14    Taxes. Pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies arising after the Closing Date imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid when due and payable, may reasonably be expected to become a tax Lien upon any properties of the Borrower or any of its Subsidiaries thereof not otherwise permitted under this Agreement; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any tax Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
Section 6.15    End of Fiscal Years; Fiscal Quarters. Cause (i) its fiscal year to end on or about December 31 of each calendar year and (ii) its fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Required Lenders.
Section 6.16    ERISA. (a) ERISA Events and ERISA Reports. (i) Promptly and in any event within ten (10) days after any Loan Party, any Subsidiary or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
(b)    Plan Terminations. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
(c)    Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
(d)    Multiemployer Plan Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party, any Subsidiary or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, or a determination that such Multiemployer Plan is in endangered or critical status, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party, such Subsidiary or such ERISA Affiliate in connection with any event described in clause (i) or (ii).
Section 6.17    Further Assurances. Execute and deliver, or cause to be executed and delivered, to the Administrative Agent such reasonable documents and agreements, and shall take or cause to be taken such reasonable actions, as the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.
Section 6.18    Business. The Borrower will only, and will only permit the Subsidiaries to, engage directly or indirectly in the business engaged in by the Borrower and the Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary, corollary, synergistic or complimentary thereto.
Section 6.19. Post-Closing Matters. To the extent not prohibited by any Requirement of Law and not otherwise resulting in material adverse tax consequences to the Borrower and its Subsidiaries, at the request of the Required Lenders (or automatically to the extent requested under the Novelion Intercompany Loan Agreement), the Borrower shall cause its Foreign Subsidiaries designated by the Required Lenders to execute such guarantees, pledge agreements and security documents as shall be customary in such local jurisdictions to grant to Administrative Agent, for the benefit of the Secured Parties, a guaranty of the Obligations secured by the equity interests and substantially all assets of such Subsidiaries within 45 days of such request (or such longer period as the Required Lenders may agree in their sole discretion). In addition, the Borrower shall deliver the following within 30 days of the Closing Date (or such longer period as the Required Lenders may agree in their sole discretion): (i) control agreements with respect to the Borrower’s deposit accounts listed on the schedules to the Collateral Documents (other than any Excluded Account (as defined in the Collateral Documents)) and (ii) insurance endorsements in accordance with Section 6.07, in each case in form and substance reasonably acceptable to the Administrative Agent (subject to indemnity provisions in such control agreements being subject to the Administrative Agent’s approval in its sole discretion) and the Required Lenders.

ARTICLE VII

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment outstanding hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
Section 7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including accounts receivable), whether now owned or hereafter acquired, other than the following Liens (collectively, “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the Closing Date and listed on Schedule 7.01(b);
(c)    Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not to exceed $50,000 and not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(e)    (i) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary and (ii) Liens securing the financing of insurance premiums (to the extent such Liens extend to the unearned premiums for such insurance) in the ordinary course of business;
(f)    Liens consisting of deposits made in connection with Indebtedness of the types permitted under Sections 7.03(e) or 7.03(g) (in each case, other than for borrowed money) entered into in the ordinary course of business or to secure the obligations otherwise permitted;
(g)    easements, rights‑of‑way, covenants, conditions, restrictions, encroachments, and other survey defects protrusions and other similar encumbrances and minor title defects affecting real property which were not incurred in connection with Indebtedness and do not in any case materially and adversely interfere with the use of the property encumbered thereby for its intended purposes;
(h)    Liens securing Indebtedness permitted under Section 7.03(c); provided that (i) such Liens attach concurrently with or within 120 days after the acquisition, or the completion of the construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases;
(i)    Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary Guarantor (so long as such Subsidiary remains a Subsidiary Guarantor) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such Subsidiary Guarantor or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(j)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;
(k)    any zoning, land‑use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
(l)    the modification, replacement, renewal or extension of any Lien permitted by clause (b) of this Section 7.01; provided that (i) the Lien does not extend to any additional property or additional Indebtedness (except with respect to paid-in-kind obligations pursuant to the terms of such Indebtedness as in effect on the Closing Date) other than (A) after‑acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
(m)    nonconsensual statutory Liens arising after the Closing Date;
(n)    judgment Liens in existence for less than thirty (30) days after the entry thereof, or with respect to which execution has been stayed or the payment of which is covered in full by insurance maintained with responsible insurance companies, or which judgment Liens do not otherwise result in an Event of Default under Section 8.01(h);
(o)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, or subleased;
(p)    other Liens not on borrowed money with respect to which the aggregate amount of the obligations secured thereby does not exceed $100,000 at any time outstanding; provided, that no such Liens shall be on Equity Interests of the Borrower or any of its direct or indirect Subsidiaries;
(q)    to the extent constituting a Lien and permitted under Section 7.05, any non-exclusive licenses of Intellectual Property granted to third parties and set forth on Schedule 5.17 and other non-exclusive licenses after the Closing Date, in each case to the extent not resulting in a legal transfer of title of the licensed Intellectual Property and in the ordinary course of business, subject to exclusivity on territory aside from the United States or Europe;
(r)    to the extent constituting Liens and permitted under Section 7.05, any leases, subleases, licenses, or sublicenses (other than licenses of Intellectual Property) granted to third parties that do not materially interfere with the Loan Parties’ ordinary course of business;
(s)    Liens securing Indebtedness permitted under Section 7.03(j) to the extent in accordance with and subject to the Novelion Subordination Agreement; provided, that in no event shall the Liens securing such Indebtedness be more expansive than the Liens securing the Obligations; and
(t)    Liens consisting of cash deposits not to exceed $200,000 securing Indebtedness permitted under Section 7.03(i).
Section 7.02    Investments. Make any Investments, except:
(a)    Investments by the Borrower or its Subsidiaries in cash and Cash Equivalents;
(b)    loans and advances to officers, directors or employees in the ordinary course of the business of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $50,000 at any time outstanding;
(c)    Investments existing as of the Closing Date and disclosed on Schedule 7.02(c) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 7.02(c) is not increased from the amount of such Investment on the Closing Date;
(d)    so long as immediately before and after giving effect to any such Investment, no Default has occurred and is continuing, other Investments that do not exceed $250,000 in the aggregate (net of any return or distribution of capital or repayments of principal in respect thereof) to the extent expressly set forth in the Budget;
(e)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and
(f)    other Investments made (i) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (ii) by any Loan Party in any Foreign Subsidiary for operating expenses in Latin America, Europe, Middle East and Africa and operating expenses and manufacturing costs of inventory in the United Kingdom, in each case consistent with past practices and in the ordinary course of business and to the extent set forth in the Budget for such Investments in Foreign Subsidiaries in an aggregate amount and not to exceed $25,000,000 in the aggregate during the term of this Agreement and (iii) by any Subsidiary that is not a Loan Party in any Person to the extent not exceeding $100,000 outstanding at any one time.
Section 7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication:
(a)    Indebtedness of the Borrower and other Loan Parties under the Loan Documents;
(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b);
(c)    additional Capital Leases incurred after the Closing Date and purchase money Indebtedness in an aggregate amount not to exceed $750,000 in the aggregate at any time outstanding, and any Refinancing Indebtedness in respect of such Indebtedness; provided that any such Indebtedness (x) in the case of additional Capital Leases or purchase money Indebtedness, shall be secured only by the asset subject to such additional Capital Leases or acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (ii) in the case of purchase money Indebtedness, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;
(d)    other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 at any time outstanding;
(e)    Indebtedness in respect of performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, indemnity, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), and, in each case, letters of credit in respect thereof, incurred in the ordinary course of business;
(f)    non-recourse Indebtedness incurred by the Borrower or any of its Subsidiaries to finance the payment of insurance premiums of such Person;
(g)    Indebtedness owed to any Person providing worker’s compensation, unemployment insurance and other social security legislation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person;
(h)    to the extent constituting Indebtedness, each of the Investments permitted pursuant to Section 7.02;
(i)    reimbursement obligations owed to banks and financial institutions with respect to credit card services in an aggregate amount at any one time not exceeding $200,000;
(j)    Indebtedness of the Borrower and the Loan Parties under the Novelion Intercompany Loan Agreement in an aggregate principal amount of $36,829,803 (after giving effect to the Permitted Uses) plus any paid-in-kind interest in accordance with the terms thereof) and subject to the Novelion Subordination Agreement; provided¸ that no Subsidiaries of the Borrower shall guaranty such Indebtedness unless such Subsidiaries also guaranty the Obligations; and
(k)    Indebtedness consisting of accounts payable incurred in the ordinary course of business past due for more than 120 days after its stated due date (except for accounts payable contested in good faith) which do not in the aggregate exceed $750,000.
Section 7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, split or allow any change to the ownership of the Borrower or any of its Subsidiaries, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
Section 7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, in each case to the extent constituting immaterial property;
(b)    Dispositions in the ordinary course of business of Cash Equivalents;
(c)    sales of inventory in the ordinary course of business;
(d)    Dispositions (other than of material Intellectual Property or of assets relating to metreleptin) for fair market value; provided that (i) the aggregate amount of Dispositions during any fiscal year does not exceed $250,000, (ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (iii) no less than one hundred percent (100%) of the consideration received for any such Disposition is received in cash;
(e)    the leasing, as lessor, of real or personal property not presently used or useful in such Person’s business and is otherwise in the ordinary course of business;
(f)    Dispositions of equipment or other assets, to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business;
(g)    Dispositions constituting an Intellectual Property that is not material to the conduct of the business of the Borrower and its Subsidiaries;
(h)    Dispositions otherwise permitted by Sections 7.01, 7.02 or 7.03 and Dispositions from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; and
(i)    any Permitted Licensing Transaction; provided that (A) the aggregate Net Cash Proceeds received shall be no less than the amount specified in Schedule 1.01, of which the first $15,000,000 shall be retained by the Borrower of which up to $12,000,000 of such retained proceeds shall be used in accordance with the Certain Proceeds Reinvestment Budget and the balance of such $15,000,000 used in accordance with the Budget and the remaining Net Cash Proceeds applied in accordance with the application requirement specified on Schedule 1.01; provided, that in no event shall any of the proceeds retained by the Borrower be used to fund litigation, investigation or affirmative claims of any kind against the holders of the Convertible Notes or any Lender, including challenging the validity or enforceability of the Loans or the Liens Securing same or the Convertible Notes; provided, further, that if Novelion or any of its Subsidiaries (other than Borrower or any of its Subsidiaries) initiates litigation, investigations, proceedings or any other affirmative claims against, or threatens in writing to initiate litigation, investigations, proceedings or bring any affirmative claims against, any Lender in connection with this Agreement, any Loan Document or the Loans or the holders of the Convertible Notes in connection with the Convertible Notes, including, challenging the validity or enforceability of the Convertible Notes or the Loans or the Liens securing same, or otherwise breaches the terms of the Novelion Subordination Agreement, then all of such Net Cash Proceeds in excess of $15,000,000 shall be applied to the New Money Loans (it being understood and agreed that any action taken by Novelion in defense of any Subordinated Obligations (as defined in the Novelion Subordination Agreement) or otherwise in pursuit of its rights and claims in accordance with the Novelion Subordination Agreement, is excluded from the scope of this proviso clause).
provided that, in the case of Dispositions under Section 7.05(i), the Borrower shall provide prior written notice to the Lenders of any such Disposition, and provided further that the proceeds of any other Dispositions permitted hereunder shall be applied in accordance with the requirements of Section 2.02(b)(i) to the extent required under such section.
Section 7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)    to the extent constituting a Restricted Payment, the payment of fees of non-insider directors to the extent expressly set forth in the Budget and the reimbursement of reasonable expenses;
(b)    the Subsidiaries of the Borrower may make direct or indirect Restricted Payments to the Borrower and other Subsidiaries of the Borrower that are Loan Parties;
(c)    so long as no Event of Default has occurred and is continuing, Restricted Payments to Novelion to be used for (i) customary director indemnification payments to Novelion’s director nominees serving on the board of directors of Borrower, and (ii) financial and other reporting and similar customary administrative costs and expenses attributable and fairly allocable to the Loan Parties (including audit and professional fees and other ordinary course operating and administrative expenses incurred by Novelion in its capacity as the ultimate holding company of the Borrower), in the case of this clause (ii) to the extent expressly set forth in the Budget;
(d)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (other than Disqualified Equity Interests);
(e)    Restricted Payments consisting of Tax Distributions to the extent set forth in the Budget;
(f)    Permitted Affiliate Services Payments to the extent constituting a Restricted Payment; and
(g)    To the extent constituting a Restricted Payment, any prepayment of the Novelion Intercompany Loans to the extent required by Section 7.05(i).
Section 7.07    Change in Nature of Business. Engage in any line of business other than those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or ancillary thereto; provided, that Aegerion Securities Corporation shall not engage in any business activities, maintain any assets or incur any Indebtedness, except it may maintain cash not to exceed $19,000,000 for the period commencing on December 15, 2018 and ending on January 4, 2019, after which period such cash shall be immediately returned to the Borrower.
Section 7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:
(a)    transactions to the extent expressly set forth in the Budget including Permitted Affiliate Services Payments;
(b)    transactions contemplated by the Restructuring;
(c)    any transactions expressly permitted under Section 7.02, Section 7.04 and Section 7.06; provided that all parties to such transactions are Loan Parties or their Wholly-owned Subsidiaries;
(d)    so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors or other governing body to the extent required in accordance with applicable law, (i) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries and (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Loan Parties and their respective Subsidiaries in the ordinary course of business, in each case to the extent expressly set forth in the Budget and approved by all independent directors of the Borrower’s board of directors; provided, such indemnifications shall not be required to be set forth in the Budget;
(e)    transactions under the agreements existing on the Closing Date and listed on Schedule 7.08; provided, that any expenditures, monetary transfers or other use of cash or the proceeds of any Loans are set forth in the Budget; and
(f)    any payments under the Novelion Intercompany Loan Agreement to the extent required by Section 7.05(i).
Section 7.09    Prepayments and Modifications of Certain Agreements. (a) Amend or modify any of the terms of any Indebtedness in an outstanding amount exceeding the Threshold Amount of any of the Loan Parties or their Subsidiaries if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity of any such Indebtedness or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; provided that any amendments or modifications to any of the terms of the Novelion Intercompany Loans shall be governed by the Novelion Subordination Agreement.
(b)    Make or permit any distribution or payment (whether in cash or otherwise) of principal, interest or any other amounts on any Indebtedness, or seek or obtain approval by the Borrower’s board of directors to permit the foregoing other than with respect to the Obligations and Indebtedness under the Novelion Intercompany Loan Agreement solely to the extent any payments under the Novelion Intercompany Loan Agreement are permitted under the Novelion Subordination Agreement.
(c)    Amend or modify, or permit the amendment, modification or waiver of, any provision of any Material Contract to which any Loan Party or any Subsidiary thereof is a party or by which it or any of its property or assets is bound, in each case after the original execution and delivery thereof (or, if later, the date hereof) in any substantive manner that would be adverse to the Lenders’ interests hereunder, without the written consent of the Required Lenders; provided that any amendments, modifications or waivers of any provision of the Novelion Intercompany Loan Agreement or any “Loan Document” referenced therein shall be governed by the Novelion Subordination Agreement.
Section 7.10    Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, (x) any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) agreements in favor of the Administrative Agent or (b) prohibitions or conditions under (i) any Capital Lease permitted by Section 7.03(c) solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto, or (ii) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be) or (iii) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Novelion Intercompany Loans and the Convertible Notes) or (y) any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrower or any of its Subsidiaries of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents and (b) any Indebtedness outstanding on the Closing Date (including, for the avoidance of doubt, the Novelion Intercompany Loans and the Convertible Notes).
Section 7.11    Amendments to Organization Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other Organization Documents in a manner adverse to the interests of the Lenders hereunder, without the written consent of the Required Lenders.
Section 7.12    Use of Proceeds. (a) Use, directly or indirectly, the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) to fund, finance, or facilitate any activities, business, or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).
(a)    Use any part of the proceeds of the Loans directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Law.
Section 7.13    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP or (b) Fiscal Year.
Section 7.14    OFAC. (a)   Become a Sanctioned Person, (b) become organized, resident or located in a Sanctioned Country, or (c) engage in any transactions or dealings with a Sanctioned Person or in a Sanctioned Country in violation of Sanctions.
Section 7.15    Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, organize, create, acquire or permit to exist after the Closing Date any Subsidiaries of the Borrower other than those existing on the Closing Date and set forth on Schedule 5.14.
Section 7.16    Compliance with Budget. Except as otherwise provided herein or approved by the Required Lenders, the Loan Parties shall not (a) use any cash or the proceeds of any Loans or Collateral or the proceeds thereof in a manner or for a purpose other than in accordance with this Agreement and the Budget, (b) permit operating disbursements (as defined in the Initial Budget) for the first week following the Closing Date, to be more than the corresponding amounts set forth in the Initial Budget for such period subject to a variance of not greater than 25%, (c) permit operating disbursements (as defined in the Initial Budget) for the two week period following the Closing Date, to be more than the corresponding amounts set forth in the Initial Budget for such period, subject to a variance of not greater than 25%, and (d) permit operating disbursements (as defined in the Initial Budget or Budget, as then applicable) for the third week and each week thereafter, to be tested after the fourth week after the Closing Date on a trailing four week basis, to be more than the corresponding amounts set forth in the Initial Budget or Budget, as then applicable, for such period, subject to a variance of not greater than 15% (the foregoing covenants (b), (c) and (d) to be tested every week, commencing with the first week following the Closing Date), (e) permit cumulative total cash receipts (as defined in the Initial Budget) for the first two full weeks after the Closing Date to be less than the corresponding amounts set forth in the Initial Budget for such period subject to a variance of not greater than 25%, (f) permit cumulative total cash receipts (as defined in the Initial Budget or Budget, as then applicable) for the fourth week after the Closing Date and every two weeks thereafter, to be no less than the corresponding amounts set forth in the Initial Budget or Budget, as then applicable, for such two week period, subject to a variance of not greater than 20% (the foregoing covenants (e) and (f) to be tested every second week, commencing with the second full week following the Closing Date); provided further for 7.16(e) and 7.16(f), if a cash receipt that was scheduled to be received in the Initial Budget or Budget, as then applicable, in the week this covenant is tested is received within three business days after the test week, this receipt shall be applied as if it was received during the test week. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, in no event shall the Loan Parties make any expenditures, payments, repayments or prepayments, dividends, distributions, reimbursements or similar transaction to Novelion or any Subsidiary thereof (excluding Borrower and any Subsidiary thereof) during the term of this Agreement unless expressly set forth in the line item of the Budget titled “Permitted Affiliate Services Payments” or expressly permitted by the Novelion Subordination Agreement.
Section 7.17    Compliance With Certain Laws.
(a)    (i) Violate any Anti-Terrorism Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of their respective Affiliates to violate these laws or engage in these actions.
(b)    (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(c)    Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, as amended.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. Any of the following events referred to in this Section 8.01 shall constitute an “Event of Default”:
(a)    Non‑Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due in cash, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(c), Section 6.01(d), Section 6.01(e), Section 6.01(f), Section 6.03(a), Section 6.05, Section 6.07, Section 6.10(b), Section 6.12, Section 6.19 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross‑Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in respect of a claim in excess of the Threshold Amount is issued or levied against all or any material part of the property of the Loan Parties and their Subsidiaries, taken as a whole, and is not released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to confirm coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, or (iii) any Loan Party, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties, the Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), purports to revoke or rescind any Loan Document or asserts that any Collateral Document is invalid or unenforceable; or
(k)    Change of Control; Structure. There occurs any (i) Change of Control or (ii) any change to the ownership of direct and indirect Subsidiaries of Novelion from the ownership structure set forth on Schedule 5.14; or
(l)    Liens. Any Collateral Document shall for any reason cease to create a valid and perfected Lien (having the priorities specified therein and the Novelion Subordination Agreement) on and security interest in the Collateral; or
(m)    Dissolution or Liquidation. Any Loan Party voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with a bankruptcy court seeking authorization to dissolve or liquidate; or
(n)    Failure to Conduct Business. If any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or any Loan Party or any of their respective Subsidiaries’ cessation of all or any material part of its business operations (other than in connection with a sale of assets permitted by the Loan Documents or otherwise consented to by the Required Lenders); or
(o)    Novelion. (i) Novelion or any of such Subsidiaries becomes the subject of any event described in Sections 8.01(f), or (ii) with respect to the board of directors of the Borrower, (A) any of the independent directors on such board resigns, is terminated or is otherwise removed (unless replaced with the prior consent of the Required Lenders, which consent not to be unreasonably withheld, conditioned or delayed, concurrently at the time of such termination or removal or within five Business Days, in the case of resignation), (B) the number of independent directors is reduced or (C) the independent directors no longer constitute 50% of such board of directors;
(p)    Financial Advisor. The Borrower no longer retains Alix Partners as its financial advisor unless replaced with a financial advisor acceptable to the Required Lenders; or
(q)    Subordination. The Novelion Subordination Agreement or any other subordination agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof (including receipt of any payment or other property in violation of the Novelion Subordination Agreement or any other subordination agreement) or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement, in each case except as set forth in the Novelion Subordination Agreement.
Section 8.02    Remedies Upon Event of Default. (a) If any Event of Default occurs and is continuing, the Administrative Agent may take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    set-off against any outstanding Obligations amounts held for the account of the Loan Parties as cash collateral or in the accounts of any Loan Party maintained by or with the Administrative Agent, any Lender or their respective Affiliates; and
(iv)    take any action or exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.
(b)    If an Event of Default has occurred and is continuing: (i) the Administrative Agent shall have for the benefit the Secured Parties, in addition to all other rights of the Administrative Agent and the Lenders, the rights and remedies of a secured party under the Uniform Commercial Code; (ii) the Administrative Agent may, at any time, take possession of the Collateral and keep it on any Loan Party’s premises, at no cost (including any charge pursuant to Section 506(c) of the Bankruptcy Code) to the Administrative Agent or any Lender, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Borrower shall, upon the Administrative Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Administrative Agent at a place or places reasonably convenient to the Administrative Agent; and (iii) the Administrative Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable at the direction of the Required Lenders, and may, if the Administrative Agent at the direction of the Required Lenders deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Loan Parties agree that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Uniform Commercial Code or otherwise, shall constitute reasonable notice to the Loan Parties if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt to the Borrower, at least ten (10) Business Days prior to such action to the Borrower’s address specified herein. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral without further notice to the Loan Parties. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Loan Parties irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Loan Parties agree that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, but subject to the terms of the of licenses to the Loan Parties with respect to Intellectual Property licensed to the Loan Parties, the Loan Parties’ Intellectual Property and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, provided, that such licenses to be granted hereunder with respect to trademarks and service marks shall be subject to the maintenance of quality standards with respect to the goods and services on which such trademarks and service marks are used sufficient to preserve the validity and enforceability of such trademark and service marks and the applicable Loan Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations in accordance with Section 8.03.
Section 8.03    Application of Funds. If the circumstances described in Section 2.08(f) have occurred, or after the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order, subject to the terms and conditions of the Novelion Subordination Agreement:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees in respect of the New Money Loans (including, but not limited to, post‑petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the New Money Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of that portion of the Obligations constituting accrued and unpaid interest in respect of the Roll Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;
Sixth, to the payment of that portion of the Obligations constituting unpaid principal or face amounts of the Roll Up Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them;
Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, for the account of and paid to the Loan Parties or whoever may be lawfully entitled thereto.
The Loan Parties shall remain liable for any deficiency.
ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01    Appointment and Authorization. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) which may be delivered by electronic transmission (including e-mail by such Lenders or counsel to the Required Lenders (which on the date hereof is Latham & Watkins LLP); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law and shall, in the Administrative Agent’s sole discretion, be accompanied by indemnity or security satisfactory to the Administrative Agent and subject to the indemnification set forth in Section 9.07. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent‑Related Person in any capacity.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys‑in‑fact, such sub‑agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub‑agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.
Section 9.03    Liability of the Administrative Agent. No Agent‑Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final nonappealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent‑Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 9.04    Reliance by the Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)    For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.06    Credit Decision; Disclosure of Information by the Administrative Agent. Each Lender acknowledges that no Agent‑Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender as to any matter, including whether Agent‑Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent‑Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent‑Related Person.
Section 9.07    Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent‑Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent‑Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent‑Related Person’s own gross negligence or willful misconduct, as determined by the final non‑appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.
Section 9.08    The Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity.
Section 9.09    Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the retiring Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 9.07) as if each such Lender were the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.
Section 9.10    Administrative Agent May File Proofs of Claim. The Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove an administrative claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.05 and Section 10.04 or otherwise hereunder) allowed in an applicable proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(c)    any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 2.05 and Section 10.04 or otherwise hereunder.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11    Release of Collateral and Guarantee. The Lenders irrevocably agree and authorize the Administrative Agent:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than (A) contingent indemnification obligations not yet accrued and payable and (B) any other obligation (including a guarantee) that is contingent in nature) (the date upon which the conditions in this Section 9.11(a)(i) shall have been satisfied, the “Termination Date”), (ii) upon any permitted sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to clause (b) below; and
(b)    in the case of any Subsidiary, such Person ceasing to be subject to Section 6.11 as a result of a transaction permitted hereunder (as certified by a Responsible Officer) and the Borrower notifying the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guarantee and Collateral Agreement.
The Administrative Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of Collateral pursuant to this Section 9.11 from the assignment and security interest granted under the Collateral Documents (or the release of the Guarantor from its Guarantee Obligations in respect of the Obligations) in accordance with the terms of the Loan Documents (provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that such transaction has been consummated in compliance with the Loan Documents and the execution and delivery of such documents are authorized and permitted under the Loan Documents, and the Administrative Agent may conclusively rely on such certification without further inquiry). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property in accordance with this Section 9.11.
Section 9.12    Other Agents; Arrangers and Managers. None of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.13    Appointment of Supplemental Administrative Agent. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems in its reasonable discretion that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co‑trustee, administrative agent, collateral agent, administrative sub‑agent or administrative co‑agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(a)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
ARTICLE X

MISCELLANEOUS
Section 10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(a)    no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:
(i)    change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans that, in each case, shall be required for the Lenders or any of them to take any action hereunder (including pursuant to any change to the definition of “Required Lenders”),
(ii)    release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Administrative Agent and the Lenders under the Guarantee and Collateral Agreement), if such release or limitation is in respect of all or substantially all of the value represented by the Guarantee and Collateral Agreement to the Lenders,
(iii)    release, or subordinate the Administrative Agent’s Liens in, all or substantially all of the Collateral in any transaction or series of related transactions (other than as expressly permitted herein),
(iv)    amend any provision of Section 2.10, or
(v)    amend any provision of this Section 10.01;
(b)    no amendment, waiver or consent shall, unless in writing and signed by each Lender specified below for such amendment, waiver or consent:
(i)    increase the Commitments of a Lender without the consent of such Lender;
(ii)    reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; provided if the Required Lenders agree to waive any Event of Default and such waiver is effective in accordance with this Section 10.01 or if the Required Lenders agree to change any financial definitions that would reduce the stated rate of interest or any fees or other non-principal amounts stated to be payable hereunder or under the other Loan Documents pursuant to any amendment, waiver or consent not being effected in order to reduce the stated rate of interest or such fees or other amounts, then only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate in connection with such waived Event of Default or reduce the stated rate of interest or such fees in connection with such amendment, waiver or consent described in this proviso to clause (b)(ii), as applicable; or
(iii)    postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.03 or Section 2.04, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender; or
(iv)    modify Section 8.03 in any manner that adversely affects the Lenders without the consent of each Lender directly and adversely affected thereby; or
(v)    modify Section 2.09 without the consent of each Lender directly and adversely affected thereby;
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.
Section 10.02    Notices and Other Communications; Facsimile and Electronic Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 10.02(e), in an electronic medium and delivered as set forth in Section 10.02(e). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party:
Aegerion Pharmaceuticals, Inc.
One Main Street, Suite 800
Cambridge, MA 02142
Attention: Barbara Chan
Facsimile No.: (617) 945-7968
Email: barbara.chan@aegerion.com
With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Leonard Klingbaum, Esq.
Facsimile No.: (212) 728-9290
Email: lklingbaum@willkie.com

(ii)    if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and
(iii)    if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Borrower and the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person during the Person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(a)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission (including a .pdf or .tif copy); provided that original copies are delivered promptly thereafter (it being understood that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission).
(b)    Reliance by the Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) in good faith purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent‑Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by such Agent-Related Person or such Lender as determined by a final non-appealable judgment.
(c)    Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.
(d)    The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Loan, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan hereunder (all such non‑excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
(e)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON‑APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(f)    The Administrative Agent agrees that the receipt in accordance with Section 10.02 of the Communications by the Administrative Agent at its e‑mail address set forth on Schedule 10.02 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e‑mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(g)    Each Loan Party hereby acknowledges that certain of the Lenders may be “public‑side” Lenders (i.e., Lenders that do not wish to receive material non‑public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Administrative Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 10.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(h)    EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON‑PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON‑PUBLIC INFORMATION. Each Lender that is not a Public Lender confirms to the Administrative Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non‑public information. A Public Lender may elect not to receive Communications and Information that contains material non‑public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent. Each Public Lender confirms to the Administrative Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 10.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 10.08 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.
Section 10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 10.04    Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent and Lenders for all reasonable and documented out‑of‑pocket costs and expenses incurred before, on or after the Closing Date in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof requested by the Borrower or negotiated in consultation with Borrower (in each case, whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Latham & Watkins LLP, as counsel to the Lenders, and Shipman & Goodwin LLP, as counsel to the Administrative Agent (and, in the event of any actual conflict of interest, additional counsel to the affected parties), (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout or restructuring in respect of the Loans, all such costs and expenses incurred during any legal proceeding and including one counsel to the Administrative Agent and one counsel to the Lenders and, to the extent reasonably necessary, local counsel for each of the Administrative Agent and the Lenders in any relevant jurisdiction (and, in the event of any actual conflict of interest, additional counsel to the affected parties) and (c) without limiting the generality of the foregoing, to pay all reasonable and documented out-of-pocket fees and expenses of any financial advisory, appraisers or accounting firm retained by or for the benefit of the Administrative Agent or Lenders or by Latham & Watkins LLP, as counsel to the Lenders, including, without limitation, the fees and expenses of the Financial Advisor (subject to Section 4.01(c) with respect to fees and expenses through the Closing Date). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
Section 10.05    Indemnification by the Borrower. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Agent‑Related Person (including without limitation, Shipman & Goodwin LLP), each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys‑in‑fact (including without limitation, Latham & Watkins LLP and Ducera Partners LLC) (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including one counsel to the Administrative Agent and a separate counsel to the Lenders, taken as a whole) (and, in the event of any actual conflict of interest, additional counsel to the affected parties) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (any of the foregoing described in this clause (iv), a “Proceeding”) (all the foregoing described in clauses (i) to (iv), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnitee, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney‑in‑fact of such Indemnitee as determined by a final non‑appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due in respect of costs, expenses and disbursements under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, that each Indemnitee receiving any such reimbursement shall repay such amounts to the relevant Loan Party in the event that such Indemnitee shall not be entitled thereto pursuant to the provisions hereof. The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(b)    The Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s consent or if there is a final judgment for the plaintiff in such Proceedings, the Borrower shall indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (a). The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.
(c)    In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower shall reimburse such Indemnitee for all reasonable and documented expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable and documented fees and expenses of its legal counsel.
Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.
Section 10.07    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(e) or (iv) to an SPC in accordance with the provisions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless the Borrower consents (such consent not to be unreasonably withheld or delayed and shall not be required if an Event of Default exists).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. Any such assignment shall require the prior written consent of the Borrower, which consent shall not be unreasonably withheld, conditioned, delayed or burdened (provided, that it shall be deemed to be reasonable for the Borrower not to consent to any assignment to any Disqualified Person); provided, however, that (A) no consent of the Borrower shall be required for an assignment to a Lender, to an Affiliate of a Lender, to an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee other than to any Disqualified Person, and (B) the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice delivered to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax documentation required pursuant to Section 3.01.
(v)    No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Person.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Person) (each, a “Participant”) in all or a portion of its Commitment and/or the Loans at the time owing to it (and its rights and obligations under this Agreement relating thereto); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.07 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a) or Section 10.01(b) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.04(b) with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    SPCs. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.02), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non‑public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee Obligation or credit or liquidity enhancement to such SPC.
(g)    Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
Section 10.08    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender or the Administrative Agent; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 10.07(e) or Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (i) to the extent not known by it to consist of non-public information, (j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of their Subsidiaries or their business, other than any such information that is publicly available to the Administrative Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.
Section 10.09    Setoff. In addition to any rights and remedies of the Administrative Agent and the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and the Administrative Agent and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and the Administrative Agent agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or the Administrative Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.
Section 10.10    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or other electronic transmission (including a .pdf or .tif copy) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided that original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.
Section 10.11    Integration. This Agreement comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict or inconsistency between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict or inconsistency with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 10.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.14    GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN); PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
(a)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.
Section 10.15    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.16    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required Lenders.
Section 10.17    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self‑help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 10.18    PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.
Section 10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising any of the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
Section 10.21    Novelion Subordination Agreement. Each Lender hereby authorizes and directs the Administrative Agent to enter into the Novelion Subordination Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on behalf of such Lender as are contemplated by the terms of the Novelion Subordination Agreement. Any provision in the Novelion Subordination Agreement requiring the consent or approval of the Administrative Agent and/or the Senior Lenders (as defined in the Novelion Subordination Agreement) may be consented to or approved by the Administrative Agent at the direction of the Required Lenders or all Lenders as the case may be (which consent or approval shall be binding on all Lenders). Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Novelion Subordination Agreement. In the event of any conflict between the terms of the Novelion Subordination Agreement, this Agreement and any other Loan Document, the terms of the Novelion Subordination Agreement shall govern and control.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
AEGERION PHARMACEUTICALS, INC.,
as Borrower
By: /s/ Barbara Chan
Name: Barbara Chan
Title: President

[Signature Page to Bridge Credit Agreement]

CANTOR FITZGERALD SECURITIES,
as Administrative Agent
By: /s/ James Buccola
Name: James Buccola
Title: Head of Fixed Income

[Signature Page to Bridge Credit Agreement]

ATHYRIUM OPPORTUNITIES II ACQUISITION, LP,
as a Lender
By: Athyrium Opportunities Associates II LP, its general partner
By: Athyrium GP Holdings LLC, its general partner

By:    /s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

ATHYRIUM OPPORTUNITIES III ACQUISITION, LP,
as a Lender
By: Athyrium Opportunities Associates III LP, its general partner
By: Athyrium Opportunities Associates III GP LLC, its general partner

By:    /s/ Andrew C. Hyman
Name: Andrew C. Hyman
Title: Authorized Signatory

1992 MSF INTERNATIONAL, LTD.,
as a Lender

By:    /s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P.,
as a Lender

By:    /s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

[Signature Page to Bridge Credit Agreement]